Exhibit 99.1

Contact:	John Beck Ardea Biosciences, Inc. (858) 652-6523 jbeck@ardeabio.com

Ardea Biosciences Provides Additional Positive Clinical Results for Lesinurad and

Initial Clinical Results for RDEA3170 at the 2011 ACR/ARHP Annual Scientific

Meeting

90% Response Rate at 44 Weeks for Lesinurad/Allopurinol Combination in Ongoing

Extension Period of Phase 2b Study

CHICAGO, November 7, 2011 — Ardea Biosciences, Inc. (Nasdaq: RDEA) announced that additional results from the ongoing extension period of a Phase 2b study (Study 203) of lesinurad, Ardea’s lead product candidate for the chronic treatment of gout, in combination with allopurinol, are being presented today at the 2011 ACR/ARHP Annual Scientific Meeting in Chicago, IL. The Company is also presenting an analysis of the pharmacokinetics, efficacy and safety profile of lesinurad in patients with mild to moderate renal impairment, as well as initial clinical results from a Phase 1 study of RDEA3170, Ardea’s next-generation URAT1 inhibitor.

Lesinurad Demonstrates Continued Efficacy and Good Tolerability in First Year of the Ongoing Extension Period of a Phase 2b Combination Study with Allopurinol

Results from the ongoing extension period of Study 203 demonstrate consistent, sustained reductions in serum urate (sUA) levels, with 90 percent of patients on combination therapy at week 44 reaching the medically recommended target of sUA less than 6 mg/dL. Study 203 evaluates lesinurad in combination with allopurinol in gout patients with elevated sUA who did not adequately reach target sUA levels on standard doses of allopurinol alone. Currently, 102 patients have completed 28 weeks of the extension and 42 patients have been dosed continuously for at least 44 weeks. The combination of lesinurad and allopurinol has been generally well tolerated in the ongoing extension portion of Study 203. No significant safety concerns and no dose-related side effects have been observed with the combination.

Lesinurad Effective in Patients with Mild to Moderate Renal Impairment

Results from multiple completed studies demonstrate that the sUA-lowering effects of lesinurad in gout patients with mild to moderate renal impairment are consistent with that of patients with normal renal function. These results are from two, double-blind, placebo-controlled, Phase 2b studies in 302 gout patients as well as a Phase 1 study of 24 subjects with varying degrees of renal impairment. Lesinurad was generally safe and well tolerated in these studies with a similar safety profile in subjects with normal or impaired renal function.

RDEA3170, Ardea’s Next-Generation URAT1 Inhibitor, Shows Promising Phase 1 Clinical Results

Initial results from a Phase1 study in healthy volunteers demonstrate a greater than 60 percent mean decrease in sUA, which was sustained for 36 hours with a single 40 mg dose of RDEA3170. These results are being presented along with additional data demonstrating the potential of Ardea’s next-generation gout compound, RDEA3170, to potently and selectively block the URAT1 transporter.

“We are extremely pleased by the excellent sustained uric acid lowering achieved by lesinurad given in combination with allopurinol out to 44 weeks of the extension study,” commented Barry D. Quart, PharmD, president and chief executive officer of Ardea Biosciences. “The continued robust activity of lesinurad and good tolerability at all doses tested is very encouraging as we plan to advance lesinurad into Phase 3 development by the end of this year.”

ACR/ARHP Annual Scientific Meeting Posters and Presentation

Ardea’s posters and presentation from the 2011 ACR/ARHP Annual Scientific Meeting are available on Ardea’s website (www.ardeabio.com) under Scientific Publications under the following titles:

•

Efficacy and Safety of Lesinurad (RDEA594), A Novel Uricosuric Agent, Given in Combination with Allopurinol in Allopurinol-Refractory Gout Patients: Preliminary Results from the Randomized, Blinded, Placebo-Controlled, Phase 2b Extension Study

•	Pharmacokinetics, Efficacy and Safety of Lesinurad, A Novel URAT1 Inhibitor, in Individuals with Mild to Moderate Renal Impairment

•	Identification of Specific Amino Acids in the Uric Acid Transporter URAT1 Required for Uricosuric-Mediated Inhibition

About Hyperuricemia and Gout

Gout is a painful, debilitating and progressive disease caused by abnormally elevated levels of uric acid in the blood stream. This leads to the deposition of painful, needle-like uric acid crystals in and around the connective tissue of the joints and in the kidneys, resulting in inflammation, the formation of disfiguring nodules, intermittent attacks of severe pain and kidney damage. In addition, evidence suggests that the chronic elevation of uric acid associated with gout, known as hyperuricemia, may also have systemic consequences, including an increased risk for kidney dysfunction and cardiovascular disease.

In 2008, approximately 8.3 million patients in the U.S., 9 million patients in the European Union and 2.9 million patients in Japan had been diagnosed with gout. Gout is the most common form of inflammatory arthritis in men over the age of 40 and represents a significant unmet medical need with limited treatment options.

About Lesinurad and RDEA3170

Lesinurad, an inhibitor of the URAT1 transporter, is our most advanced product candidate for the chronic treatment of gout. RDEA3170 is our next-generation inhibitor of the URAT1 transporter. Both lesinurad and RDEA3170 are oral, once-daily inhibitors of the URAT1 transporter in the kidney that regulates uric acid excretion from the body. Approximately 90 percent of gout patients are considered to be under-excretors of uric acid, and recent studies have shown that defects in renal transporters are genetically linked to gout. Consequently, increasing renal excretion of uric acid by moderating URAT1 transporter activity may provide the most physiologically appropriate treatment for gout. In addition, because increasing the excretion of serum uric acid is additive to the effects of drugs that decrease the production of uric acid, such as allopurinol and febuxostat, URAT1 inhibitors in combination with such drugs have the potential to treat the significant portion of the gout population that is not adequately treated with existing therapies.

Lesinurad has been evaluated as a single agent and in combination with the approved xanthine oxidase inhibitors, allopurinol and febuxostat. Over 500 people have received lesinurad in Phase 1 and 2 clinical trials.

RDEA3170 is our next-generation inhibitor of the URAT1 transporter for the chronic treatment of gout. Based on preclinical results, RDEA3170 demonstrates many of the same positive attributes of lesinurad, but with greater potency against the URAT1 transporter. RDEA3170 is currently in Phase 1 clinical development.

About Ardea Biosciences, Inc.

Ardea Biosciences, Inc., of San Diego, California, is a biotechnology company focused on the development of small-molecule therapeutics for the treatment of serious diseases. Lesinurad, our lead product candidate for the chronic treatment of gout, is a once-daily, oral inhibitor of the URAT1 transporter. We have completed Phase 2b clinical studies of lesinurad and continue to advance the drug in a long-term extension study. In support of our Phase 3 program we are currently advancing lesinurad in a multinational interventional study designed to identify gout patients who can then enroll into our main Phase 3 studies. Our next-generation URAT1 inhibitor, RDEA3170, is currently in Phase 1 clinical development. BAY 86-9766 (RDEA119) is a potent and specific inhibitor of mitogen-activated ERK kinase (MEK) for the treatment of cancer being developed under a global license agreement with Bayer HealthCare. BAY 86-9766 (RDEA119) is currently in a Phase 2 study in patients with hepatocellular carcinoma in combination with sorafenib and a Phase 1/Phase 2 study in patients with advanced pancreatic cancer in combination with gemcitabine.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our plans and goals, the expected properties and benefits of lesinurad, BAY 86-9766 (RDEA119), RDEA3170 and our other compounds and the timing and results of our preclinical, clinical and other studies. Risks that contribute to the uncertain nature of the forward-looking statements include risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, costs associated with our drug discovery and development programs, and risks related to the outcome of our business development activities, including collaboration or license agreements. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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